Exhibit 99.1


                Genelabs Announces Receipt of Notice from Nasdaq
                       and Drug Development Restructuring

Redwood City, CA -- April 7, 2006 -- Genelabs Technologies, Inc. (Nasdaq: GNLB) announced that on April 4, 2006 it received a staff deficiency letter from The Nasdaq Stock Market (Nasdaq) stating that the company does not comply with Nasdaq Marketplace Rule 4310(c)(2)(B). The Rule requires the company to have a minimum of $2,500,000 in shareholder's equity or a $35,000,000 market value. The letter from Nasdaq further stated that as determined by Nasdaq, Genelabs' shareholders' equity was $2,347,000 at December 31, 2005 and that its market value as of April 3, 2006 was $33,675,357. Nasdaq indicated that its staff is reviewing Genelabs' eligibility for continued listing on The Nasdaq Capital Market and requested that Genelabs submit a plan to achieve and sustain compliance with The Nasdaq Capital Market listing requirements. Genelabs intends to comply with the Nasdaq request.

Genelabs also announced that the Company has closed its data management and statistical office in New Jersey. In addition, Dr. Mumtaz Ahmed, Vice President, Drug Development, is retiring from the company. Dr. Kenneth Schwartz, Vice President, Medical Affairs, is now leading the process of designing an additional clinical trial for the company's Prestara(TM) investigational drug for the treatment of systemic lupus erythematosus. Dr. Schwartz is working with the U.S. Food and Drug Administration (FDA) in the development of the protocol, which is targeted for completion approximately mid-year 2006. Genelabs plans to conduct this clinical trial only if it secures a source of funding for the study and believes that a protocol agreed with the FDA will assist in obtaining funding for the trial.

"We have initial preliminary feedback from the FDA on our proposed Prestara clinical trial design and are moving toward completion of the final protocol, in which we propose to study time-to-flare as the primary endpoint. Data from previous clinical studies GL95-02 and GBL96-01, both of which have been published, showed a beneficial effect of Prestara on time to flare and the overall rate of lupus flares in patients with stable disease. Separately, we are continuing our business strategy of focusing our internal resources on our hepatitis C virus drug discovery programs, and I am very pleased with the progress we have been making," stated James A.D. Smith, President and Chief Executive Officer. "Our preclinical development candidates continue to move forward as we prepare to conduct IND-enabling studies later in the year. We are also pursing several different avenues to secure additional funds for our operations, and I hope to be able to update investors on the results of these activities in the near future."

Financial Update
----------------

As of March 31, 2006, Genelabs had cash, cash equivalents and restricted cash of approximately $7.5 million. Genelabs intends to report its first quarter 2006 financial results during the week of May 8, 2006.

About Genelabs
--------------

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Genelabs(R) and the Genelabs logo are registered trademarks and Prestara(TM) is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding compliance with Nasdaq listing requirements, plans to comply with the Nasdaq request, development of a protocol for a clinical trial for Prestara, actions by the FDA with respect to the protocol, the Company's business strategy, progress of the Company's HCV drug discovery programs, progress in obtaining funding to continue operations and for the Prestara clinical trial, and announcement of our financial results. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, that Genelabs may not be able to raise sufficient funds to continue operations; delisting of Genelabs common stock from the Nasdaq Capital Market; fluctuations in Genelabs' stock price; failures or setbacks in our HCV research programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara(TM), including an adverse response from the FDA or a determination to discontinue development of Prestara; increases in expenses and Genelabs' capital requirements and history of operating losses. Please see the information appearing in Genelabs' filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions "Risk Factors" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.